UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THAT MARKETING SOLUTION, INC.

(Exact name of registrant as specified in its charter)

NEVADA	99-0379615
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4535 South 2300 East, Suite B

Salt Lake City, Utah  84117

 (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:  None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

Securities Act registration statement file number to which this form relates:  N/A  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.0001 per share

Item 1. Description of Registrant’s Securities to be Registered.

That Marketing Solution, Inc., a Nevada corporation (the “Company,” “we,” “our,” “us” and words of similar import) is registering its 500,000,000 authorized shares of common stock, $0.0001 par value per share.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors.  Common stock holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefore.  Upon liquidation, holders of common stock are entitled to share pro rata in any assets available for the distribution to shareholders after payment of all obligations.  Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Item 2. Exhibits.

Exhibit No.

Description of Exhibit

3.1

Articles of Incorporation filed with the Nevada Secretary of State on

August 2, 2012 (1)

3.2

Amended and Restated Articles of Incorporation filed with the Nevada Secretary of

State on September 11, 2014 (2)

3.3

Certificate of Amendment to Articles of Incorporation filed with the Nevada

Secretary of State on November 21, 2014 (3)

3.4

Bylaws (1)

(1)  Incorporated by reference to our Registration Statement on Form S-1 (Commission File No. 333-184795) filed with the Securities and Exchange Commission on November 7, 2012.

(2)  Incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2014.

(3)  Incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2014.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THAT MARKETING SOLUTION, INC.

Date:	1/28/2015	By:	/s/ Louis J. Zant, III
Louis J. Zant, III
Chief Executive Officer